Exhibit 10.1

Summary of Performance Measures Established for the WebEx Executive Cash Bonus Plan

On January 3, 2007, the Board of Directors of WebEx Communications, Inc. (the Company or WebEx) established the performance measures for the WebEx executive cash bonus plan, effective as of January 1, 2007.

The WebEx Executive Cash Bonus Plan (the “Plan”) is not set forth in a written agreement. The Plan covers WebEx’s chief executive officer, its chief financial officer and certain other executive officers.

Each participant in the Plan will be assigned an annual target bonus. Bonuses are paid on a quarterly basis, based on performance in the preceding quarter. The amount of the bonus paid each quarter is subject to approval by the Board’s Compensation Committee, and the amount that would otherwise be due under the Plan may be modified or eliminated by the Board’s Compensation Committee. The bonus for the chief executive officer is within the discretion of the Board’s Compensation Committee. The bonus for the chief marketing officer is based on specific marketing objectives recommended to the Board’s Compensation Committee by the chief executive officer. For other company officers, the Plan consists of two components: (1) 20% from the chief executive officer’s recommendation based on individual contribution (“Individual Performance Portion”), and (2) 80% from a formula based on Company financial performance and other metrics (“Company Performance Portion”). The Company Performance Portion is determined primarily by the Company’s achievement of an incremental quarterly revenue goal which is set by the Board’s Compensation Committee each quarter. The Company Performance Portion may be reduced for failure to achieve the revenue goal and the bonus may be eliminated entirely if the revenue falls below a certain threshold. The Company Performance Portion may be increased for achieving incremental quarterly revenue above the goal, if such over-achievement of incremental quarterly revenue also meets certain profitability criteria. The maximum bonus payable each quarter under the Company Performance Portion of the Plan is 200% of the target amount. Amounts otherwise due under the Company Performance Portion may also be reduced or eliminated for failure to achieve certain profitability goals and may also be reduced by up to 20% for failing to achieve other special objectives set by the Board’s Compensation Committee each quarter. The Compensation Committee set special objectives for the first quarter of 2007 based on service availability and customer retention.

Bonuses for vice presidents who do not report directly to the chief executive officer are based partially on this Plan and partially on specified personal objectives or, in the case of sales vice presidents, achievement of sales quotas.